Exhibit 23.1
Consent of Independent Registered Public Accounting Firm
We consent to the incorporation by reference  in this Registration Statement on Form S-8 of OpGen, Inc. of our report, which includes an explanatory paragraph related to OpGen, Inc.'s ability to continue as a going concern, dated March 23, 2017 on our audits of the consolidated financial statements of OpGen, Inc. as of December 31, 2016 and 2015 and for the years then ended which report is included in OpGen, Inc.'s Annual Report on Form 10-K for the year ended December 31, 2016.

/s/ CohnReznick LLP

Vienna, Virginia
March 23, 2017